As of September 30, 2015, the following persons or entities now own more than 25% of a fund's voting security.

Person/Entity

Turner Titan II, Investor Class
Charles Schwab & Co.                    	         42.11%



As of September 30, 2015, the following persons or entities no longer own more than 25% of a fund's voting security.


Turner Titan II, Investor Class
National Financial Services Corp.    		         19.92%


Turner Medical Sciences Long/Short, Institutional Class
Merrill Lynch Pierce Fenner & Smith Inc.                 21.96%


Turner Midcap Growth, Institutional Class
Charles Schwab & Co.				         19.50%